Exhibit 99.1

February 12, 2007

RBC Dain Rauscher

Commerce Court

1230 “O” Street, Suite 131

Lincoln, NE 68508-1494

Attention: Del Smith

Re: Trading Plan pursuant to Rule 10b5-1(c)

Ladies and Gentlemen:

The purpose of this letter to you is to implement a “trading plan” for me meeting the requirements of Rule 10b5-1(c) promulgated by the Securities and Exchange Commission under Section 10(b) of the Securities Exchange Act of 1934, as amended. In this connection, I have options (the “Options”) to purchase 30,000 shares of common stock (the “Common Stock”) of First State Bancorporation, a New Mexico corporation (the “Company”), granted to me by the Company at a price of $5.75 per share of Common Stock, which Options expire on July 25, 2007.

I wish to exercise the Options and simultaneously sell a portion of the underlying Common Stock. You are hereby authorized to implement the following trading plan:

1.	The period of time covering the trading plan will commence on March 19, 2007, and end on June 22, 2007.

2.	By separate letter to the Company, a copy of which is enclosed for your reference, I will exercise Options to purchase 15,000 shares of Common Stock during the time period from March 19, 2007 through April 6, 2007, with Options to purchase an additional 15,000 shares to be exercised from June 4, 2007 through June 22, 2007. The exact timing of the Option exercise and corresponding sale of a portion of the underlying Common Stock will need to be determined by you, working in conjunction with your trading desk, in order to minimize any negative impact on the price of the Common Stock. The Company has been instructed to deliver certificates representing the number of shares of Common Stock deliverable upon exercise of the Options to you during those time periods. In no event shall you exercise the Options at any time if the market price of the underlying Common Stock is below $22.50 per share on the exercise date thereof.

3.	You are instructed to work with your trading desk and sell enough of the underlying shares of Common Stock on my behalf in an amount sufficient to pay the exercise price and related federal income withholding taxes, no later than three business days after each exercise of the Options at the then prevailing market price, but not less than $24.00 per share in any event. The Option price and related federal income withholding taxes for each option exercise should be sent by wire transfer to the Company. The amount of the federal income withholding taxes will be dependent on the market price at the time of exercise of the options and will be calculated by the Company at the time of each exercise. The remaining unsold shares of Common Stock will remain on deposit in my account with you until you are notified by me to sell or transfer those shares. It is important that you contact Chris Spencer at the Company immediately as soon as any transaction is initiated, so that the proper SEC filings can be made in a timely manner.

4.	I reserve the right to terminate this trading plan at any time and from time to time on prior written notice to you not less than three days prior thereto except that no such termination may occur during any period of time I have authorized you to exercise my Options and sell the underlying shares of Common Stock pursuant to paragraphs 2 and 3 hereof.

If you have any questions concerning my trading plan described above, please call me at (505) 241-7102.

Very truly yours,

/s/ H. Patrick Dee
H. Patrick Dee
President & Chief Operating Officer